Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Infinity Pharmaceuticals, Inc. 2000 Stock Incentive Plan of our reports dated March 11, 2009, with respect to the consolidated financial statements of Infinity Pharmaceuticals, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2008, and the effectiveness of internal control over financial reporting of Infinity Pharmaceuticals, Inc., filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts

January 4, 2010